Exhibit 99

NEWS RELEASE

Ingredion Incorporated 5 Westbrook Corporate Center Westchester, IL 60154	CONTACTS: Investors: Jason Payant, 708-551-2584 Media: Becca Hary, 708-551-2602

Ingredion Incorporated Reports 2021 Results

Expects 7% to 9% Operating Income Growth for 2022

•	Fourth quarter 2021 reported and adjusted EPS* were $0.99 and $1.09, respectively, compared to fourth quarter 2020 reported and adjusted EPS of $1.70 and $1.75, respectively.

•	Full-year 2021 reported and adjusted EPS were $1.73 and $6.67, respectively, compared with $5.15 and $6.23 in the year-ago period, respectively. Reported results for full-year 2021 include a $340 million impairment charge related to the contribution of the Company’s Argentina operations to the Arcor joint venture.

•	The Company expects full-year 2022 adjusted EPS to be in the range of $6.85 to $7.45.

WESTCHESTER, Ill., February 3, 2022 – Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to the food and beverage manufacturing industry, today reported results for the fourth quarter of 2021 and full-year 2021. The results, reported in accordance with U.S. generally accepted accounting principles (“GAAP”) for 2021 and 2020, include items that are excluded from the non-GAAP financial measures that the Company presents.

“Our team executed well in 2021 in the face of persistent macroeconomic and global supply chain challenges. We advanced our Driving Growth Roadmap, while delivering solid net sales and profit growth. Partnering with our customers to co-create and meet their changing demand requirements, while implementing strategic pricing actions, and delivering cost savings through our Cost Smart program were major achievements that underpinned our success in 2021,” said Jim Zallie, Ingredion’s president and chief executive officer.

“In the fourth quarter, we delivered 10% net sales growth led by strong double-digit specialties growth. We continued to experience strong customer demand which heightened pressure on a constrained global supply chain. In the quarter, we encountered incremental supply chain costs as we made the decision to invest in service delivery to meet customer commitments.”

“For full-year 2021, net sales grew 15% to $6.9 billion reflecting over $600 million of price mix improvement. Our sales and pricing teams effectively managed price mix increases by demonstrating agility throughout the year as corn and input costs continued to fluctuate. Our specialties ingredients delivered high teens net sales growth led by gains in our texturants and sugar reduction platforms, and specialties now represent 33% of net sales,” stated Zallie.

INGREDION REPORTS FOURTH QUARTER 2021 RESULTS – Page 2

“Looking to 2022, we expect strong net sales and operating profit growth. During contracting, our teams worked with customers to plan for their demand and implemented pricing to reflect input cost inflation. Within specialties, we are also anticipating another strong year of growth. Notably, PureCircle is entering 2022 with strong momentum, having finished 2021 with positive operating margins. While production ramp-up of plant-based-proteins has been slower than expected, 2021 sales doubled off of a modest base, and with a strong sales pipeline, we remain optimistic on our growth prospects,” continued Zallie.

“Through the many challenges we faced during an unpredictable year, our dedicated teams continued to execute on our strategic pillars with a particular focus on commercial excellence, doing their best to serve our customers. I am incredibly proud of our employees as they continue to engage each day to create lasting value for our stakeholders.”

*Adjusted diluted earnings per share (“adjusted EPS”), adjusted operating income, adjusted effective income tax rate and adjusted diluted weighted average common shares outstanding are non-GAAP financial measures. See section II of the Supplemental Financial Information entitled “Non-GAAP Information” following the Condensed Consolidated Financial Statements included in this news release for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures.

Diluted Earnings Per Share (EPS)

	4Q20	4Q21	YTD20	YTD21
Reported EPS	$1.70	$0.99	$5.15	$1.73
Impairment/Restructuring costs	0.62	0.28	1.11	0.53
Acquisition/Integration costs	0.04	0.01	0.13	0.10
Impairment***	-	-	-	5.01
Tax items and other matters	(0.61)	(0.19)	(0.16)	(0.70)
Adjusted EPS**	$1.75	$1.09	$6.23	$6.67

Estimated factors affecting changes in Reported and Adjusted EPS

	4Q21	YTD21
Margin	(0.90)	(0.44)
Volume	0.09	0.53
Foreign exchange	(0.03)	0.07
Other income	0.06	0.13
Total operating items	$(0.78)	$0.29
Other non-operating income	-	0.01
Financing costs	0.07	0.02
Shares outstanding	-	(0.02)
Non-controlling interests	-	-
Tax rate	0.05	0.14
Total non-operating items	$0.12	$0.15
Total items affecting EPS**	$(0.66)	$0.44

**Totals may not foot due to rounding

*** Full-year reported results reflect a $340 million net asset impairment charge related to the contribution of the Company’s Argentina operations to the Arcor joint venture.

INGREDION REPORTS FOURTH QUARTER 2021 RESULTS – Page 3

Financial Highlights

•	At December 31, 2021, total debt and cash including short-term investments were $2.0 billion and $332 million, respectively, versus $2.2 billion and $665 million, respectively, at December 31, 2020. The decrease in total debt and cash was primarily due to the repayment of all outstanding borrowings under the term loan credit facility in the third quarter of 2021, partially offset by the net proceeds from commercial paper issuances.

•	Net financing costs for the fourth quarter were $16 million, down compared to the year-ago net financing costs, primarily driven by lower foreign exchange impacts in the period.

•	Reported and adjusted effective tax rates for the fourth quarter were 12.8 percent and 24.2 percent, respectively, compared to 18.9 percent and 27.1 percent, respectively, in the year-ago period. The decrease in reported tax rate resulted primarily from favorable judgments related to the treatment of interest and credits on indirect taxes in Brazil and inflation adjustments in Mexico. These items were partially offset by a change in value of the Mexican peso against the U.S. dollar.

•	Reported and adjusted effective tax rates for the full year were 49.6 percent and 25.6 percent, respectively, compared to 30.0 percent and 26.9 percent, respectively, in the prior year. The increase in reported tax rate resulted primarily from an impairment charge related to the Arcor joint venture in Argentina and change in mix of earnings.

•	Net capital expenditures for the full year were $300 million, down $40 million from the prior year.

Business Review

Total Ingredion

$ in millions	2020 Net Sales	FX Impact	Volume	Price mix	2021 Net Sales	% change	% change excl. FX
Fourth quarter	1,593	(24)	4	182	1,755	10%	12%
Full year	5,987	28	265	614	6,894	15%	15%

Reported Operating Income

$ in millions	2020	FX Impact	Business Drivers	Acquisition / Integration	Restructuring / Impairment	Other	2021	% change	% change excl. FX
Fourth quarter	163	(2)	(71)	1	27	(32)	86	(47)%	(46)%
Full year	582	7	19	8	46	(352)	310	(47)%	(48)%

INGREDION REPORTS FOURTH QUARTER 2021 RESULTS – Page 4

Adjusted Operating Income

$ in millions	2020	FX Impact	Business Drivers	2021	% change	% change excl. FX
Fourth quarter	186	(2)	(71)	113	(39)%	(38)%
Full year	659	7	19	685	4%	3%

Net Sales

•	Fourth quarter and full-year net sales were up from 2020 periods, driven by strong price mix including the pass through of higher corn costs, and higher volumes, which also reflected PureCircle and KaTech results. Excluding foreign exchange impacts, net sales were up 12 percent and 15 percent for the quarter and full year, respectively.

Operating Income

•	Fourth quarter reported and adjusted operating income were $86 million and $113 million, respectively, a decrease of 47 percent and 39 percent, respectively, from the same period last year. The decrease in reported operating income was driven by higher corn and input costs, including higher costs associated with the ramp-up of plant-based protein operations in our South Sioux City and Vanscoy facilities, and by Cost Smart-related restructuring costs. The decrease in adjusted operating income was driven by higher corn and input costs, including the costs associated with the ramp-up of plant-based protein operations. Excluding foreign exchange impacts, reported and adjusted operating income were down 46 percent and 38 percent, respectively, from the same period last year.

•	Full-year reported and adjusted operating income were $310 million and $685 million, respectively, a decrease of 47 percent and an increase of 4 percent, respectively, from the year-ago period. The decrease in reported operating income was primarily attributable to the net asset impairment charge related to the contribution of the Company’s Argentina assets to the Arcor joint venture. The increase in adjusted operating income was attributable to strong price mix and volume improvement that more than offset higher corn and input costs. Excluding foreign exchange impacts, reported and adjusted operating income were down 48 percent and up 3 percent, respectively, from the same period last year.

•	Fourth quarter reported operating income was lower than adjusted operating income by $27 million driven by Cost Smart-related restructuring costs.

•	Full-year reported operating income was lower than adjusted operating income by $375 million primarily due to the net asset impairment charge related to the contribution of the Company’s Argentina assets to the Arcor joint venture.

INGREDION REPORTS FOURTH QUARTER 2021 RESULTS – Page 5

North America

Net Sales

$ in millions	2020 Net Sales	FX Impact	Volume	Price mix	2021 Net Sales	% change	% change excl. FX
Fourth quarter	923	3	18	97	1,041	13%	12%
Full year	3,662	27	125	323	4,137	13%	12%

Segment Operating Income

$ in millions	2020	FX Impact	Business Drivers	2021	% change	% change excl. FX
Fourth quarter	129	1	(46)	84	(35)%	(35)%
Full year	487	5	(5)	487	0%	(1)%

•	Fourth quarter operating income was $84 million, a decrease of $45 million from the year-ago period. The decrease was driven by higher corn and input costs, including costs associated with the ramp-up of plant-based protein operations in our South Sioux City and Vanscoy facilities, that more than offset our favorable price mix and higher volumes.

•	Full-year operating income was $487 million, flat from the prior year. The results were driven by favorable price mix and higher volumes that were fully offset by higher corn and input costs and ramp-up costs related to our plant-based protein operations in our South Sioux City and Vanscoy facilities.

South America

Net Sales

$ in millions	2020 Net Sales	FX Impact	Volume	Price mix	2021 Net Sales	% change	% change excl. FX
Fourth quarter	276	(10)	(67)	57	256	(7)%	(4)%
Full year	919	(29)	(69)	236	1,057	15%	18%

Segment Operating Income

$ in millions	2020	FX Impact	Business Drivers	2021	% change	% change excl. FX
Fourth quarter	44	(1)	(13)	30	(32)%	(29)%
Full year	112	(3)	29	138	23%	26%

•	Fourth quarter operating income was $30 million, a decrease of $14 million from the year-ago period. The decrease was driven by a tax benefit in the prior year, lower volumes and higher input costs, as well as the impact of Argentina hyperinflation moving from financing costs to be included in South America operating income as part of the equity method income of the Arcor joint venture. Excluding foreign exchange impacts, segment operating income was down 29 percent for the fourth quarter.

•	Full-year operating income was $138 million, an increase of $26 million from the prior year. The increase was driven by favorable price mix that more than offset higher corn and input costs. Excluding foreign exchange impacts, segment operating income was up 26 percent for the full year.

INGREDION REPORTS FOURTH QUARTER 2021 RESULTS – Page 6

Asia-Pacific

Net Sales

$ in millions	2020 Net Sales	FX Impact	Volume	Price mix	2021 Net Sales	% change	% change excl. FX
Fourth quarter	230	(11)	36	14	269	17%	22%
Full year	813	13	144	27	997	23%	21%

Segment Operating Income

$ in millions	2020	FX Impact	Business Drivers	2021	% change	% change excl. FX
Fourth quarter	20	(1)	(2)	17	(15)%	(12)%
Full year	80	2	5	87	9%	7%

•	Fourth quarter operating income was $17 million, down $3 million from the year-ago period. The decrease was driven by higher raw material costs, partially offset by favorable price mix and improvement in PureCircle results, which reported positive operating income for the last three months of the year.

•	Full-year operating income was $87 million, an increase of $7 million from the prior year. The increase was driven by favorable price mix and year-over-year improvement in PureCircle results that more than offset higher raw material and input costs.

Europe, Middle East, and Africa (EMEA)

Net Sales

$ in millions	2020 Net Sales	FX Impact	Volume	Price mix	2021 Net Sales	% change	% change excl. FX
Fourth quarter	164	(6)	17	14	189	15%	19%
Full year	593	17	65	28	703	19%	16%

Segment Operating Income

$ in millions	2020	FX Impact	Business Drivers	2021	% change	% change excl. FX
Fourth quarter	29	(1)	(8)	20	(31)%	(29)%
Full year	102	3	1	106	4%	1%

INGREDION REPORTS FOURTH QUARTER 2021 RESULTS – Page 7

•	Fourth quarter operating income was $20 million, down $9 million from the year-ago period. The decrease was driven by higher manufacturing expenses, including utilities costs in Pakistan, that more than offset favorable price mix and higher volumes in Europe.

•	Full-year operating income was $106 million, an increase of $4 million from the prior year. The increase was largely attributable to favorable price mix in Pakistan and higher volumes in Europe.

Dividends and Share Repurchases

In 2021, Ingredion paid $172 million of dividends, or $2.57 per share, representing a 39 percent payout of adjusted EPS. Ingredion reviews its dividend and dividend payout as growth in adjusted EPS is realized. In addition, Ingredion repurchased $68 million of outstanding shares of common stock during the year, and has 5.1 million shares currently available under its authorized common stock repurchase program. Ingredion considers return of value to shareholders through cash dividends and share repurchases as part of its capital allocation strategy to support total shareholder return.

2022 Full-Year Outlook

The Company expects full-year 2022 reported and adjusted EPS to be in the range of $6.85 to $7.45 compared to adjusted EPS of $6.67 in 2021. This expectation excludes acquisition-related integration and restructuring costs, as well as any potential impairment costs.

Compared with last year, the 2022 full-year outlook assumes: North America operating income is expected to be up high single-digits to low double-digits, driven by favorable price mix and higher operating margins in the second half of the year; South America operating income, including the impact of recording hyperinflation for the Argentina joint venture, is expected to be down low single-digits; Asia-Pacific operating income is expected to be up high single-digits driven by favorable price mix and higher volumes; EMEA operating income is expected to be up low single-digits driven by favorable price mix; and Corporate costs are expected to be flat. The Company expects full-year reported and adjusted operating income to be up 7 percent to 9 percent.

Cash from operations for the full-year is expected to be in the range of $600 million to $680 million, as the impact of the change in working capital on cash from operations experienced over the past two years is expected to normalize. Capital expenditures for the full-year are expected to be between $300 million and $335 million.

The Company expects a reported and adjusted effective tax rate of 27.0 percent to 28.5 percent.

INGREDION REPORTS FOURTH QUARTER 2021 RESULTS – Page 8

Conference Call and Webcast Details

Ingredion will host a conference call on Thursday, February 3, 2022, at 8 a.m. Central Time / 9 a.m. Eastern Time, hosted by Jim Zallie, president and chief executive officer, and James Gray, executive vice president and chief financial officer. The call will be webcast in real time and can be accessed at https://ir.ingredionincorporated.com/events-and-presentations. The accompanying presentation will be accessible through the Company’s website, and available to download a few hours prior to the start of the call. A replay will be available for a limited time at: https://ir.ingredionincorporated.com/financial-information/quarterly-results.

About the Company

Ingredion Incorporated (NYSE: INGR), headquartered in the suburbs of Chicago, is a leading global ingredient solutions provider serving customers in more than 120 countries. With 2021 annual net sales of nearly $7 billion, the Company turns grains, fruits, vegetables and other plant-based materials into value-added ingredient solutions for the food, beverage, animal nutrition, brewing and industrial markets. With Ingredion’s Idea Labs® innovation centers around the world and approximately 12,000 employees, the Company co-creates with customers and fulfills its purpose of bringing the potential of people, nature and technology together to make life better. Visit ingredion.com for more information and the latest Company news.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.

Forward-looking statements include, among others, the Company’s expectations for full-year 2022 adjusted EPS, reported and adjusted operating income, cash from operations, capital expenditures, and reported and adjusted effective tax rates, as well as the Company’s expectations regarding full-year 2022 segment operating income and other statements regarding the Company’s future prospects or financial condition, net sales, operating income, volumes, corporate costs, tax rates, capital expenditures, expenses or other financial items, any statements concerning the Company’s prospects or future operations, including management’s plans or strategies and objectives therefor, and any assumptions, expectations or beliefs underlying the foregoing.

These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “should,” “anticipate,” “assume,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast,” “outlook,” “propels,” “opportunities,” “potential,” “provisional,” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this news release or referred to in or incorporated by reference into this news release are “forward-looking statements.”

These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, investors are cautioned that no assurance can be given that our expectations will prove correct.

INGREDION REPORTS FOURTH QUARTER 2021 RESULTS – Page 9

Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including the impact of COVID-19 on the demand for our products and our financial results; changing consumption preferences relating to high fructose corn syrup and other products we make; the effects of global economic conditions and the general political, economic, business, and market conditions that affect customers and consumers in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products, including, particularly, economic, currency, and political conditions in South America and economic and political conditions in Europe, and the impact these factors may have on our sales volumes, the pricing of our products and our ability to collect our receivables from customers; future financial performance of major industries which we serve and from which we derive a significant portion of our sales, including, without limitation, the food, beverage, animal nutrition, and brewing industries; the uncertainty of acceptance of products developed through genetic modification and biotechnology; our ability to develop or acquire new products and services at rates or of qualities sufficient to gain market acceptance; increased competitive and/or customer pressure in the corn-refining industry and related industries, including with respect to the markets and prices for our primary products and our co-products, particularly corn oil; the availability of raw materials, including potato starch, tapioca, gum Arabic, and the specific varieties of corn upon which some of our products are based, and our ability to pass along potential increases in the cost of corn or other raw materials to customers; energy costs and availability, including energy issues in Pakistan; our ability to contain costs, achieve budgets, and realize expected synergies, including with respect to our ability to complete planned maintenance and investment projects on time and on budget and realize expected savings under our Cost Smart program as well as with respect to freight and shipping costs; the behavior of financial and capital markets, including with respect to foreign currency fluctuations, fluctuations in interest and exchange rates and market volatility and the associated risks of hedging against such fluctuations; our ability to successfully identify and complete acquisitions or strategic alliances on favorable terms as well as our ability to successfully integrate acquired businesses or implement and maintain strategic alliances and achieve anticipated synergies with respect to all of the foregoing; operating difficulties at our manufacturing facilities; the impact of impairment charges on our goodwill or long-lived assets; changes in our tax rates or exposure to additional income tax liability; our ability to maintain satisfactory labor relations; the impact on our business of natural disasters, war, or similar acts of hostility, threats or acts of terrorism, the outbreak or continuation of pandemics such as COVID-19, or the occurrence of other significant events beyond our control; changes in government policy, law, or regulation and costs of legal compliance, including compliance with environmental regulation; potential effects of climate change; security breaches with respect to information technology systems, processes, and sites; our ability to raise funds at reasonable rates and other factors affecting our access to sufficient funds for future growth and expansion; volatility in the stock market and other factors that could adversely affect our stock price; risks affecting the continuation of our dividend policy; and our ability to maintain effective internal control over financial reporting.

Our forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” and other information included in our Annual Report on Form 10-K for the year ended December 31, 2020, and in our subsequent reports on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission.

###

Ingredion Incorporated ("Ingredion")

Consolidated Statements of Income

(Unaudited)

(in millions, except per share amounts)	Three Months Ended December 31,		Change %	Year Ended December 31,		Change %
	2021	2020		2021	2020
Net sales	$1,755	$1,593	10%	$6,894	$5,987	15%
Cost of sales	1,465	1,241		5,563	4,715
Gross profit	290	352	(18%)	1,331	1,272	5%

Operating expenses	184	172	7%	668	628	6%
Other operating (income)	(5)	(35)		(34)	(31)
Restructuring/impairment charges and related adjustments	25	52		387	93
Operating income	86	163	(47%)	310	582	(47%)
Financing costs	16	22		74	81
Other non-operating (income)	(8)	(2)		(12)	(5)
Income before income taxes	78	143	(45%)	248	506	(51%)
Provision for income taxes	10	27		123	152
Net income	68	116	(41%)	125	354	(65%)
Less: Net income attributable to non-controlling interests	1	1		8	6
Net income attributable to Ingredion	$67	$115	(42%)	$117	$348	(66%)

Earnings per common share attributable to Ingredion
common shareholders:

Weighted average common shares outstanding:
Basic	66.8	67.2		67.1	67.2
Diluted	67.6	67.6		67.8	67.6

Earnings per common share of Ingredion:
Basic	$1.00	$1.71	(42%)	$1.74	$5.18	(66%)
Diluted	$0.99	$1.70	(42%)	$1.73	$5.15	(66%)

Ingredion Incorporated ("Ingredion")

Consolidated Balance Sheets

(in millions, except share and per share amounts)	December 31, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$328	$665
Short-term investments	4	-
Accounts receivable – net	1,130	1,011
Inventories	1,172	917
Prepaid expenses	63	54
Total current assets	2,697	2,647

Property, plant and equipment – net	2,423	2,455
Intangible assets - net	1,348	1,346
Other assets	531	410
Total assets	$6,999	$6,858

Liabilities and equity
Current liabilities
Short-term borrowings	$308	$438
Accounts payable and accrued liabilities	1,204	1,020
Total current liabilities	1,512	1,458

Long-term debt	1,738	1,748
Other non-current liabilities	524	580
Total liabilities	3,774	3,786

Share-based payments subject to redemption	36	30
Redeemable non-controlling interests	71	70

Equity
Ingredion stockholders' equity:
Preferred stock – authorized 25,000,000 shares – $0.01 par value, none issued	-	-
Common stock – authorized 200,000,000 shares – $0.01 par value, 77,810,875 shares issued at December 31, 2021 and December 31, 2020	1	1
Additional paid-in capital	1,158	1,150
Less: Treasury stock (common stock; 11,154,203 and 10,795,346 shares at December 31, 2021 and December 31, 2020, respectively) at cost	(1,061)	(1,024)
Accumulated other comprehensive loss	(897)	(1,133)
Retained earnings	3,899	3,957
Total Ingredion stockholders' equity	3,100	2,951
Non-redeemable non-controlling interests	18	21
Total equity	3,118	2,972

Total liabilities and equity	$6,999	$6,858

Ingredion Incorporated ("Ingredion")

Consolidated Statements of Cash Flows

(Unaudited)

	For the Year Ended December 31,
(in millions)	2021	2020
Cash provided by operating activities:
Net income	$125	$354
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	220	213
Mechanical stores expense	55	54
Impairment on disposition of assets	340	-
Deferred income taxes	(61)	(7)
Margin accounts	(32)	43
Changes in other trade working capital	(248)	107
Other	(7)	65
Cash provided by operating activities	392	829

Cash used for investing activities:
Capital expenditures and mechanical stores purchases	(300)	(340)
Proceeds from disposal of manufacturing facilities and properties	18	7
Payments for acquisitions, net of cash acquired	(40)	(236)
Other	(13)	(2)
Cash used for investing activities	(335)	(571)

Cash (used for) provided by financing activities:
(Payments on) proceeds from borrowings, net	(390)	326
Commercial paper borrowings, net	250	-
Debt issuance costs	-	(9)
(Repurchases) issuances of common stock, net	(49)	4
Dividends paid, including to non-controlling interests	(184)	(178)
Cash (used for) provided by financing activities	(373)	143
Effect of foreign exchange rate changes on cash	(21)	-
(Decrease) increase in cash and cash equivalents	(337)	401
Cash and cash equivalents, beginning of period	665	264
Cash and cash equivalents, end of period	$328	$665

Ingredion Incorporated ("Ingredion")

Supplemental Financial Information

(Unaudited)

I.  Geographic Information of Net Sales and Operating Income

(in millions, except for percentages)	Three Months Ended December 31,			Change	Year Ended December 31,		Change	Change
	2021	2020	Change	Excl. FX	2021	2020	%	Excl. FX
Net Sales
North America	$1,041	$923	13%	12%	$4,137	$3,662	13%	12%
South America	256	276	(7)%	(4)%	1,057	919	15%	18%
Asia-Pacific	269	230	17%	22%	997	813	23%	21%
EMEA	189	164	15%	19%	703	593	19%	16%
Total Net Sales	$1,755	$1,593	10%	12%	$6,894	$5,987	15%	15%

Operating Income
North America	$84	$129	(35)%	(35)%	$487	$487	0%	(1)%
South America	30	44	(32)%	(29)%	138	112	23%	26%
Asia-Pacific	17	20	(15)%	(12)%	87	80	9%	7%
EMEA	20	29	(31)%	(29)%	106	102	4%	1%
Corporate	(38)	(36)	(6)%	(6)%	(133)	(122)	(9)%	(9)%
Sub-total	113	186	(39)%	(38)%	685	659	4%	3%
Acquisition/integration costs	(2)	(3)			(3)	(11)
Restructuring/impairment charges	(25)	(52)			(47)	(93)
Impairment on disposition of assets	-	-			(340)	-
Other matters	-	32			15	27
Total Operating Income	$86	$163	(47)%	(46)%	$310	$582	(47)%	(48)%

II.  Non-GAAP Information

To supplement the consolidated financial results prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), we use non-GAAP historical financial measures, which exclude certain GAAP items such as acquisition and integration costs, restructuring and impairment costs, Mexico tax provision (benefit), and certain other special items. We generally use the term “adjusted” when referring to these non-GAAP amounts.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of our operating results and trends for the periods presented. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to similarly titled measures presented by other companies. A reconciliation of each non-GAAP financial measure to the most comparable GAAP measure is provided in the tables below.

Ingredion Incorporated ("Ingredion")

Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share ("EPS") to

Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS

(Unaudited)

	Three Months Ended		Three Months Ended		Year Ended		Year Ended
	December 31, 2021		December 31, 2020		December 31, 2021		December 31, 2020
	(in millions)	Diluted EPS	(in millions)	Diluted EPS	(in millions)	Diluted EPS	(in millions)	Diluted EPS
Net income attributable to Ingredion	$67	$0.99	$115	$1.70	$117	$1.73	$348	$5.15

Add back:

Acquisition/integration costs, net of income tax benefit of $1 million and income tax expense of $3 million for the three months and year ended December 31, 2021, respectively, and net of income tax benefit of $ - million and $2 million for the three months and year ended December 31, 2020, respectively (i)	1	0.01	3	0.04	7	0.10	9	0.13

Restructuring/impairment charges, net of income tax benefit of $6 million and $11 million for the three months and year ended December 31, 2021, respectively, and $11 million and $18 million for the three months and year ended December 31, 2020, respectively (ii)	19	0.28	41	0.62	36	0.53	75	1.11

Impairment on disposition of assets, net of $ - million of income tax benefit for the three months and year ended December 31, 2021 (iii)	-	-	-	-	340	5.01	-	-

Other matters, inclusive of income tax benefit of $12 and $7 million for the three months and year ended December 31, 2021, respectively, and net of income tax expense of $9 million and $10 million for the three months and year ended December 31, 2020, respectively (iv)	(12)	(0.18)	(25)	(0.38)	(22)	(0.32)	(16)	(0.24)

Fair value adjustments to equity investments, net of income tax expense of $1 for the three months and year ended December 31, 2021 (v)	(5)	(0.07)	-	-	(5)	(0.07)	-	-

Tax provision (benefit) - Mexico (vi)	2	0.03	(13)	(0.19)	6	0.09	3	0.04

Other tax matters (vii)	2	0.03	(3)	(0.04)	(27)	(0.40)	3	0.04

Non-GAAP adjusted net income attributable to Ingredion	$74	$1.09	$118	$1.75	$452	$6.67	$422	$6.23

Net income, EPS and tax rates may not foot or recalculate due to rounding.

Notes

(i) During the three months and year ended December 31, 2021, the Company recorded pre-tax charges of $2 million and $3 million, respectively, of acquisition and integration costs for our acquisitions of PureCircle, KaTech and Verdient Foods businesses, as well as investments with Amyris and Arcor joint ventures.

(ii) During the three months ended December 31, 2021, the Company recorded $25 million of pre-tax restructuring-related charges. These costs consisted of $21 million of restructuring-related charges primarily in North America as a part of its Cost Smart Cost of sales program. During the year ended December 31, 2021, the Company recorded $47 million of net pre-tax restructuring-related charges, consisting of $17 million of employee-related and other costs associated with its Cost Smart SG&A program and $27 million of net charges as part of its Cost Smart Cost of sales program.

During the three months and year ended December 31, 2020, the Company recorded $52 million and $93 million, respectively, of pre-tax restructuring and impairment charges, which included a $35 million impairment charge in the fourth quarter of 2020 for a TIC Gum intangible asset and $48 million of pre-tax restructuring charges, consisting of $25 million of employee-related and other costs associated with its Cost Smart SG&A program and $23 million of restructuring related expenses primarily in North America and APAC as part of its Cost Smart Cost of sales program.

(iii) During the year ended December 31, 2021, the Company recorded a $340 million net asset impairment charge related to the contribution of the Company's Argentina operations to the Arcor joint venture, which primarily consisted of $311 million for cumulative foreign translation losses related to the contributed net assets.

(iv) During the year ended December 31, 2021, the Company recorded a pre-tax benefit of $15 million related to a Brazil indirect tax matter. In May 2021, the Brazilian Supreme Court issued a ruling that affirmed lower court rulings that the Company is entitled to certain indirect tax credits.

During the three months and year ended December 31, 2020, the Company recorded a pre-tax benefit of $35 million related to the Brazil indirect tax matter. This benefit was partly offset by other nonrecurring charges related to an acquisition, weather event, and early extinguishment of debt.

(v) During the three months and year ended December 31, 2021, the Company recorded a net pre-tax fair value adjustment of $6 million to its equity investments.

(vi) The Company recorded a tax provision of $2 million and $6 million for the three months and year ended December 31, 2021, respectively, as a result of the movement of the Mexican peso against the U.S. dollar during the periods. The Company recorded a tax benefit of $13 million and a tax provision of $3 million for the three months and year ended December 31, 2020, respectively, as a result of the movement of the Mexican peso against the U.S. dollar and its impact to the remeasurement of the Company's Mexico financial statements.

(vii) This item relates to the reversal of tax liabilities related to certain unremitted earnings from foreign subsidiaries, tax adjustments for an intercompany reorganization, and tax effects of the above non-GAAP addbacks.

Ingredion Incorporated ("Ingredion")

Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions, pre-tax)	2021	2020	2021	2020
Operating income	$86	$163	$310	$582

Add back:

Acquisition/integration costs (i)	2	3	3	11

Restructuring/impairment charges (ii)	25	52	47	93

Impairment on disposition of assets (iii)	-	-	340	-

Other matters (iv)	-	(32)	(15)	(27)

Non-GAAP adjusted operating income	$113	$186	$685	$659

For notes (i) through (iv), see notes (i) through (iv) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)

Ingredion Incorporated ("Ingredion")

Reconciliation of GAAP Effective Income Tax Rate to Non-GAAP Adjusted Effective Income Tax Rate

(Unaudited)

	Three Months Ended December 31, 2021			Year Ended December 31, 2021
	Income before	Provision for	Effective Income	Income before	Provision for	Effective Income
(in millions)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)
As Reported	$78	$10	12.8%	$248	$123	49.6%

Add back:

Acquisition/integration costs (i)	2	1		3	(3)

Restructuring/impairment charges (ii)	25	6		47	11

Impairment on disposition of assets (iii)	-	-		340	-

Other matters (iv)	-	12		(15)	7

Fair value adjustments to equity investments (v)	(6)	(1)		(6)	(1)

Tax item - Mexico (vi)	-	(2)		-	(6)

Other tax matters (vii)	-	(2)		-	27

Adjusted Non-GAAP	$99	$24	24.2%	$617	$158	25.6%

	Three Months Ended December 31, 2020			Year Ended December 31, 2020
	Income before	Provision for	Effective Income	Income before	Provision for	Effective Income
(in millions)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)
As Reported	$143	$27	18.9%	$506	$152	30.0%

Add back:

Acquisition/integration costs (i)	3	-		11	2

Restructuring/impairment charges (ii)	52	11		93	18

Other matters (iv)	(32)	(9)		(22)	(8)

Tax item - Mexico (vi)	-	13		-	(3)

Other tax matters (vii)	-	3		-	(3)

Adjusted Non-GAAP	$166	$45	27.1%	$588	$158	26.9%

For notes (i) through (vii), see notes (i) through (vii) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.